EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Hip Cuisine, Inc. on Form S-8 to be filed on October 20, 2017, of our Report of Independent Registered Public Accounting Firm, dated April 17, 2017 on the balance sheet of Rawkin Bliss, LLC. as of December 31, 2016 and the related statements of operations, members’ equity (deficit) and cash flows for the year ended December 31, 2016, which appear in such Registration Statement.

/s/ Pritchett, Siler & Hardy, P.C

Pritchett, Siler & Hardy, P.C

Salt Lake City, Utah 84111

October 20, 2017